Exhibit 99(h)(5)

aMENDMENT NO. 1 TO ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT

This Amendment No. 1 to the Administration, Bookkeeping and Pricing Services Agreement dated as of September 20, 2018 (the "Amendment"), by and between Harvest Volatility Edge Trust (the "Trust"), organized as a Delaware statutory trust, and ALPS Fund Services, Inc. ("ALPS"), a Colorado corporation.

WHEREAS, the Trust and ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated November 17, 2017 (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement in certain respects as more fully set forth below effective as of the date of this Amendment; and

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, APPENDIX B (SERVICES) of the Agreement is deleted in its entirety and replaced with the APPENDIX B (SERVICES) attached hereto and incorporated by reference herein.

2.	Effective as of the date of this Amendment, APPENDIX C (COMPENSATION) of the Agreement is deleted in its entirety and replaced with the APPENDIX C (COMPENSATION) attached hereto and incorporated by reference herein.

3.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

HARVEST VOLATILITY EDGE TRUST

By:	/s/ Curtis F. Brockelman, Jr.
Name:	Curtis F. Brockelman, Jr.
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX B

SERVICES

The below services to be performed by ALPS are included in the compensation noted on Appendix C.

Fund Administration

  Prepare annual and semi-annual financial statements
o	Utilizing templates for standard layout and printing, and coordination with print/mailing vendor
  Prepare Forms N-CEN, N-CSR, N-Q and 24f-2
  Host annual audits
  Calculate monthly SEC standardized total return performance figures
  Prepare required reports for quarterly Board meetings
  Monitor expense ratios
  Maintain budget vs. actual expenses
  Manage fund invoice approval and bill payment process
  Assist with placement of Fidelity Bond and E&O insurance
  Coordinate reporting to outside agencies including Morningstar, etc.
  File initial application for and annual renewal of Legal Entity Identifier for each of the Trust and each series thereof

Fund Accounting

•	Calculate daily NAVs
•	Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties
•	Compute yields, expense ratios, portfolio turnover rates, etc.
•	Reconcile cash and investment balances with the Custodian
•	Support preparation of financial statements
•	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act
•	Obtain security valuations from appropriate sources consistent with the Funds pricing/valuation policies

Legal Administration

•	Prepare and coordinate annual and periodic updates to prospectus and statement of additional information
•	Coordinate standard layout and printing of Prospectus, including coordinate with print/mailing vendor

•	File Forms N-CEN, N-CSR, N-Q, N-PX and 24f-2
•	Coordinate EDGARization and filing of SEC documents
•	Prepare, compile and distribute board materials
•	Attend quarterly board and committee meetings and prepare initial drafts of quarterly board and committee minutes. Attend special meetings and prepare initial drafts of special meeting minutes during the first year of operations of the initial Funds.

Compliance Administration

  Perform daily prospectus & SAI, SEC investment restriction monitoring
  Provide warning/Alert notification with supporting documentation
  Provide client access to automated compliance testing platform
  Create monthly comprehensive compliance summary reporting
  Calculate section 18 derivative exposure and asset coverage reporting
  Provide quarterly compliance testing certification to Board of Trustees

Tax Administration

•	Calculate dividend and capital gain distribution rates
•	Calculate and prepare workpapers supporting the financial statement tax footnote disclosure, including any required ROC-SOP entries, and required tax designations for Annual Report
•	Prepare and coordinate filing of income and excise tax returns
o	Audit firm to sign all returns as paid preparer
•	Calculate/monitor and produce workpapers identifying book-to-tax differences, including the evaluation and recommendation of any available tax elections related to such book-to-tax differences
•	Provide quarterly Subchapter M compliance monitoring and reporting
•	Provide tax re-allocation data for shareholder 1099 reporting

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects, including SEC Form N-PORT) shall be subject to additional fees as determined by ALPS and agreed to by the Trust.

APPENDIX C

COMPENSATION

Fund Administration, Fund Accounting, Legal Administration, Compliance Administration & Tax Administration Services:

All fees will be calculated daily and billed monthly by ALPS. The fees to be paid to ALPS by the Trust shall be the GREATER OF (i) an annual minimum fee of $100,000 per fund*, OR (ii) the results of an application of the following basis point fee schedule:

Annual Net Assets	Annual Basis Point Fee
Between $0 - $250M	12.0
$250M - $500M	10.0
$500M - $1B	6.0
Above $1B	4.0

* Indicates that the minimum fee is subject to an annual cost of living adjustment as described in Section 2(a) of the Agreement. The $100,000 per fund minimum includes first 2 classes of shares in each fund.

•	$5,000 per each additional share class per fund (in excess of the first 2 classes of each fund)

For services relating to the Legal Entity Identifier, the Trust will pay to ALPS an annual fee equal to $500 for each of the Trust and each series thereof.

Out-of-Pocket Expenses:

All out-of-pocket expenses are passed through to the client at cost, including but not limited to: third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 16 control review reports, travel expenses to Board meetings and on-site reviews, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to expedited typesetting, printing, filing and mailing events), FINRA advertising/filing fees (including additional ALPS fees for expedited reviews), registered representative state licensing fees, fulfillment costs, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, customized programming/enhancements and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under its Agreement with the Funds.

Late Charges:

All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance to the extent permitted by law.